Mail Stop 3561

								April 10, 2006

BY U.S. Mail and Facsimile [ (479) 785-6124 ]

Ms. Judy R. McReynolds
  Chief Financial Officer
ARKANSAS BEST CORPORATION
3801 Old Greenwood Road
Fort Smith, Arkansas  72903

      Re:	Arkansas Best Corporation
      Form 10-K for Fiscal Year Ended December 31, 2005
      File No. 0-19969

Dear Ms. McReynolds:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								David R. Humphrey
								Accounting Branch Chief